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Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-113845

PROSPECTUS SUPPLEMENT NO. 1
Dated: November 18, 2004
To prospectus dated October 29, 2004


                             MONDIAL VENTURES, INC.
                                  COMMON STOCK
                                ----------------

This prospectus supplement relates to the 3,800,000 shares of our common stock we registered on behalf of selling shareholders. This prospectus supplement should be read in conjunction with the prospectus dated November 18, 2004, which is to be delivered with this prospectus supplement.

The information in the section entitled "Interests of Named Experts and Counsel" on page 19 is superseded in full by the information appearing below:

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Warren J. Soloski, our legal counsel, has provided an opinion on the validity of our common stock. We retained Mr. Soloski for the sole purpose of providing us with an opinion regarding our issued common stock. He has not been involved with the preparation of this registration statement or any other activities in connection with our company or our filing.

On September 25, 2003, the Securities and Exchange Commission filed a settled civil action in the United States District Court for the District of Columbia alleging that Mr. Soloski traded on material non-public information that he obtained while representing a company known as Pay Pop, Inc.

Mr. Soloski consented to the entry of a final judgment in the matter requiring him to pay disgorgement of $922.14, prejudgment interest of $288.83 thereon, and a one-time civil penalty of $922.14. In addition, Mr. Soloski consented to the entry of an order requiring him to cease and desist from future violations of the securities laws that were breached in the matter.

On April 2, 2004, the Securities & Exchange Commission filed a lawsuit against Mr. Soloski and others alleging that he prepared misleading quarterly, annual and current reports, as well as fraudulent Form S-8 registration statements. It is further alleged that Mr. Soloski received a financial benefit from the sale of shares issued pursuant to Form S-8 registration statements, which he sold into an inflated market for the shares created through the dissemination of false and misleading press releases.

The financial statements included in this prospectus and the registration statement have been audited by Dohan and Company, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The information on page 23 appearing under the heading "Plan of Operation" in the prospectus is superseded in part by the information appearing below:

Our plan of operation for the twelve months following the date of this prospectus is to complete the recommended grid emplacement and geological, geochemical and geophysical surveys on the Q29 property. We anticipate that the cost of this program will be approximately $10,000 and will take approximately 60 days, including the interpretation of all data collected.


We have retained Laurence Stephenson, a professional geologist, to undertake the proposed exploration on the Q29 property. We expect that he will complete the initial exploration program and provide us with a summary of the results in November or December 2004. Mr. Stephenson has agreed to conduct the initial phase of exploration on the Q29 property for $10,000, including all out of pocket costs he incurs in conducting the work. Our arrangement with Mr. Stephenson is a verbal one. We have not entered into a written agreement with Mr. Stephenson.

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            The date of this prospectus supplement is November 18, 2004